                                                                     EXHIBIT 3.4

================================================================================

                               AMENDED & RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 REGENCY GP LLC

                      A DELAWARE LIMITED LIABILITY COMPANY

                                   DATED AS OF

                                    ___, 2006

================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1     Definitions................................................    1
Section 1.2     Construction...............................................    8

                                   ARTICLE II
                                  ORGANIZATION

Section 2.1     Formation..................................................    9
Section 2.2     Name.......................................................    9
Section 2.3     Registered Office; Registered Agent; Principal Office......    9
Section 2.4     Purposes...................................................    9
Section 2.5     Foreign Qualification......................................   10
Section 2.6     Term.......................................................   10
Section 2.7     No State Law Partnership...................................   10
Section 2.8     Certain Undertakings Relating to the Separateness of the
                Company and the Partnership................................   10

                                   ARTICLE III
                                   MEMBERSHIP

Section 3.1     Membership Interests; Additional Members...................   11
Section 3.2     Access to Information......................................   12
Section 3.3     Liability..................................................   12
Section 3.4     Withdrawal.................................................   12
Section 3.5     Meetings...................................................   12
Section 3.6     Notice.....................................................   12
Section 3.7     Action by Consent of Members...............................   13
Section 3.8     Conference Telephone Meetings..............................   13
Section 3.9     Quorum.....................................................   13

                                   ARTICLE IV
                              ADMISSION OF MEMBERS;
                       DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.1     General Restriction........................................   13
Section 4.2     Admission of Assignee as a Member..........................   13
Section 4.3     Requirements Applicable to All Dispositions and
                Admissions.................................................   14

                                    ARTICLE V
                              CAPITAL CONTRIBUTIONS

Section 5.1     Initial Capital Contributions..............................   14
Section 5.2     Loans......................................................   14

Section 5.3     Return of Contributions....................................   14
Section 5.4     Capital Accounts...........................................   14

                                   ARTICLE VI
                          DISTRIBUTIONS AND ALLOCATIONS

Section 6.1     Distributions..............................................   15
Section 6.2     Distributions on Dissolution and Winding Up................   15
Section 6.3     Allocations................................................   15
Section 6.4     Varying Interests..........................................   17
Section 6.5     Withheld Taxes.............................................   17
Section 6.6     Limitations on Distributions...............................   17

                                   ARTICLE VII
                                   MANAGEMENT

Section 7.1     Management by Members......................................   18
Section 7.2     Management. Board of Directors.............................   18
Section 7.3     Restrictions on the Authority of the Board of Directors....   20
Section 7.4     Committees.................................................   20
Section 7.5     Other Activities...........................................   22

                                  ARTICLE VIII
                                    OFFICERS

Section 8.1     Officers...................................................   23
Section 8.2     Election and Term of Office................................   23
Section 8.3     Chairman of the Board......................................   23
Section 8.4     The President..............................................   23
Section 8.5     Other Officers.............................................   24
Section 8.6     Removal....................................................   25
Section 8.7     Vacancies..................................................   25

                                   ARTICLE IX
                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

Section 9.1     Indemnification............................................   26
Section 9.2     Liability of Indemnitees...................................   27

                                    ARTICLE X
                                      TAXES

Section 10.1    Tax Returns................................................   28
Section 10.2    Tax Elections..............................................   28
Section 10.3    Tax Matters Officer........................................   28

                                   ARTICLE XI
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.1    Maintenance of Books.......................................   29
Section 11.2    Reports....................................................   30
Section 11.3    Bank Accounts..............................................   30

                                   ARTICLE XII
               DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1    Dissolution................................................   30
Section 12.2    Winding-Up and Termination.................................   31
Section 12.3    Deficit Capital Accounts...................................   32
Section 12.4    Certificate of Cancellation................................   32

                                  ARTICLE XIII
                               GENERAL PROVISIONS

Section 13.1    Offset.....................................................   32
Section 13.2    Notices....................................................   32
Section 13.3    Entire Agreement; Superseding Effect.......................   33
Section 13.4    Effect of Waiver or Consent................................   33
Section 13.5    Amendment or Restatement...................................   33
Section 13.6    Binding Effect.............................................   33
Section 13.7    Governing Law; Severability................................   33
Section 13.8    Further Assurances.........................................   34
Section 13.9    Waiver of Certain Rights...................................   34
Section 13.10   Counterparts...............................................   34
Section 13.11   Jurisdiction...............................................   34
Section 13.12   Suspension of Certain Provisions If Only One Member........   34

                               AMENDED & RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                 REGENCY GP LLC

     This AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Regency GP LLC (the "Company"), dated as of ___, 2006, is adopted, executed and agreed to for good and valuable consideration by Regency Acquisition LLC, a Delaware limited liability company ("Regency Acquisition"), as the member ("Member").

                                    RECITALS:

     The Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation that was filed with the Secretary of State of Delaware on September __, 2005, and pursuant to the Limited Liability Company Agreement dated September __, 2005 (the "Original Limited Liability Company Agreement").

     On September __, 2005, the Member purchased all of the membership interests in the Company.

     Pursuant to Section 12 of the Original Limited Liability Company Agreement, the Member (being the "Organizational Member" thereunder) may amend the limited liability company agreement of the Company at any time.

     The Member desires to amend the Original Limited Liability Company Agreement and, as so amended, to restate it as this the Amended and Restated Limited Liability Company Agreement.

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS.

     (a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

     "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (ii) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" has the meaning given such term in the Recitals, as the same may be amended from time to time.

     "Applicable Law" means (a) any United States Federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

     "Assignee" means any Person that acquires a Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member's Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

     "Bankruptcy" or "Bankrupt" means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 Days have expired without the appointment's having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supercede and replace the definition of "Bankruptcy" set forth in the Act.

     "Board" has the meaning given such term in Section 7.01.

     "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized or required by Applicable Law to be closed.

     "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

          (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.03 hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any property (other than money) distributed to such Member.

          (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property (other than money) distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.03 hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property (other than money) contributed by such Member to the Company.

          (iii) If all or a portion of a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so transferred.

          (iv) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii) of this definition of "Capital Account,"
Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     "Capital Contribution" means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

     "Certified Public Accountants" means a firm of independent public accountants selected from time to time by the Board.

     "Claim" means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys' fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" has the meaning given such term in the Recitals.

     "Compensation Committee" has the meaning given such term in Section
7.09(e).

     "Conflicts Committee" has the meaning given such term in Section 7.09(c).

     "Day" means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

     "Delaware Certificate" has the meaning given such term in Section 2.01.

     "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Officer.

     "Director" or "Directors" means a member or members of the Board.

     "Dispose," "Disposing" or "Disposition" means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

     "Disposing Member" has the meaning given such term in Section 4.02.

     "Dissolution Event" has the meaning given such term in Section 12.01(a).

     "Encumber," "Encumbering," or "Encumbrance" means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

     "GAAP" means generally accepted accounting principles as applied in the United States.

     "General Partner" means Regency GP LP, a Delaware limited partnership and the general partner of the Partnership.

     "Governmental Authority" or "Governmental" means any Federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of said asset, as determined by the contributing Member and the Board, in a manner that is consistent with
Section 7701(g) of the Code;

          (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for an Membership Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Tax Matters Officer reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

          (iv) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Tax Matter Officer determines that an adjustment pursuant to the foregoing subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     "Incentive Plan" means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

     "Indemnitee" means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the

Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

     "Independent Director" has the meaning given such term in Section 7.09(b).

     "Limited Partner" and "Limited Partners" shall have the meaning given such terms in the Partnership Agreement.

     "Majority Interest" means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.

     "Member" means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

     "Membership Interest" means, with respect to any Member, (a) that Member's status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member's rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

     ["Nasdaq" has the meaning given such term in Section 7.09(b).]

     "Notices" has the meaning given such term in Section 13.02.

     ["NYSE" has the meaning given such term in Section 7.09(b).]

     "Omnibus Agreement" means that Omnibus Agreement dated as of ___, 2006, between Regency Acquisition and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

     "Operating Partnership" has the meaning given such term in the Partnership Agreement.

     "Original Filing Date" has the meaning given such term in Section 2.01.

     "Partnership" means Regency Energy Partners LP, a Delaware limited partnership.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated ___, 2006, as it may be further amended, or any successor agreement.

     "Person" means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental Authority or any political subdivision thereof, or any other entity.

     "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (iii) If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (iv) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

          (vi) Notwithstanding any other provision of this definition of "Profits and Losses," any items that are specially allocated pursuant to Section 6.03(d) and Section 6.03(e) hereof shall not be taken into account in computing Profits or Losses.

     "Regency Acquisition" means Regency Acquisition LLC, a Delaware limited partnership.

     "Regency Group" means HMTF Regency, L.P., a Delaware limited partnership, and its Subsidiaries and Affiliates (other than the Company, the General Partner and the Partnership and its Subsidiaries).

     "Sharing Ratio" means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests,
(a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on

Exhibit A, and (b) in the case of Membership Interests issued pursuant to
Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

     "Special Approval" means approval by a majority of the members of the Conflicts Committee.

     "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such-Person.

     "Target Capital Account Amount" means, with respect to a Member, the distribution the Member would receive pursuant to Section 6.02 if the amount to be distributed to the Member equaled the product of (i) the amount described in
Section 12.02(a)(iii)(C) multiplied by (ii) the Member's Sharing Ratio.

     "Tax Matters Officer" has the meaning given such term in Section 10.03(a).

     "Term" has the meaning given such term in Section 2.06.

     "Treasury Regulations" means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

     "Withdraw," "Withdrawing" or "Withdrawal" means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Article
IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

     (b) Other terms defined herein have the meanings so given them.

     SECTION 1.2 CONSTRUCTION.

     Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                   ARTICLE II
                                  ORGANIZATION

     SECTION 2.1 FORMATION.

     Regency Acquisition formed the Company as a Delaware limited liability company by the filing of the Certificate of Formation (the "Delaware Certificate"), dated as of September ___, 2005 (the "Original Filing Date"), with the Secretary of State of Delaware pursuant to the Act.

     SECTION 2.2 NAME. The name of the Company is "Regency GP LLC" and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Members or the Board may select.

     SECTION 2.3 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE. The name of the Company's registered agent for service of process is The Corporation Trust Company, and the address of the Company's registered office in the State of Delaware is [1209 Orange Street, Wilmington, Delaware 19801]. The principal place of business of the Company shall be located at 1700 Pacific, Suite 2900, Dallas, Texas 75201. The Members may change the Company's registered agent or the location of the Company's registered office or principal place of business as the Members may from time to time determine.

     SECTION 2.4 PURPOSES.

     (a) The Company may (i) act as the general partner of the General Partner (and acquire, hold and dispose of partnership interests and related rights in the Partnership in connection with such purpose) and only undertake activities that are ancillary or related thereto and (ii), in connection with acting in such capacity, carry on any lawful business or activity permitted by the Act.

     (b) Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board and, to the extent provided in
Section 7.01, the Members to further the Company's purposes and carry on its business, including, without limitation, the following:

          (i) acting as the general partner of the General Partner;

          (ii) entering into any kind of activity and performing contracts of any kind necessary or desirable for the accomplishment of its business (including the business of the General Partner, the Partnership and the Operating Partnership);

          (iii) acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary or desirable for the accomplishment of its business (including the business of the General Partner, the Partnership and the Operating Partnership);

          (iv) borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company, the General Partner, the Partnership and the Operating Partnership;

          (v) entering into any such instruments and agreements as the Board may deem necessary or desirable for the ownership, management, operation, leasing and sale of the property of the Company, the General Partner, the Partnership and the Operating Partnership; and

          (vi) negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Company (including the properties of the General Partner, the Partnership and the Operating Partnership), or for the refinancing of any loan or payment obtained by the Company (including any loan or payment obtained by the General Partner, the Partnership and the Operating Partnership).

     SECTION 2.5 FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the officers, the Members shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and, if applicable, terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or in which it has ceased to conduct business.

     SECTION 2.6 TERM. The period of existence of the Company (the "Term") commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.04.

     SECTION 2.7 NO STATE LAW PARTNERSHIP. The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) Federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.

     SECTION 2.8 CERTAIN UNDERTAKINGS RELATING TO THE SEPARATENESS OF THE COMPANY AND THE PARTNERSHIP.

     (a) SEPARATE RECORDS. The Company shall cause each of the General Partner and Partnership to maintain (i) its books and records, (ii) its accounts, and
(iii) its financial statements separate from those of any other Person, except its consolidated Subsidiaries.

     (b) SEPARATE ASSETS. The Company shall not permit either the General Partner or the Partnership to commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall cause each of the General Partner and the Partnership to maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

     (c) SEPARATE NAME. The Company shall cause each of the General Partner and the Partnership (i) to conduct its business in its own name, (ii) to use separate stationery, invoices and checks, (iii) to correct any known misunderstanding regarding its separate identity, and (iv) generally to hold itself out as a separate entity.

     (d) SEPARATE CREDIT. The Company shall not permit either the General Partner or the Partnership (i) to pay its own liabilities from a source other than its own funds, (ii) to guarantee or become obligated for the debts of any other Person, except its Subsidiaries and, in the case of the Company, the General Partner and the Partnership, (iii) to hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries and, in the case of the Company, the General Partner and the Partnership, (iv) to acquire obligations or debt securities of any member of the Regency Group or (v) to pledge its assets for the benefit of any Person or to make loans or advances to any Person, except its Subsidiaries and, in the case of the Company, the General Partner and the Partnership; provided, however, that the Company, the General Partner or the Partnership may engage in any transaction described in clauses (ii)-(v) of this Section 2.08(d) if prior Special Approval has been obtained for such transaction and either (A), in the case of transactions described in clauses (ii) and (iii), the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B), in the case of transactions described in clause (iv), such transaction is completed through a public auction or a nationally recognized exchange.

     (e) SEPARATE FORMALITIES. The Company shall cause each of the General Partner and the Partnership (i) to observe all limited liability company or limited partnership formalities, as the case may be, and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other Applicable Law, (ii) to engage in transactions with any member of the Regency Group in conformity with the requirements of Section 7.09(c) and (iii) subject to the terms of the Omnibus Agreement, promptly to pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by any member of the Regency Group. Each material contract between the Company, the General Partner or the Partnership, on the one hand, and any member of the Regency Group, on the other hand, shall be in writing.

                                   ARTICLE III
                                   MEMBERSHIP

     SECTION 3.1 MEMBERSHIP INTERESTS; ADDITIONAL MEMBERS. The Members own Membership Interests in the Company as reflected in Exhibit A attached hereto. Persons may be admitted to the Company as Members, on such terms and conditions as the Members determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement, indicating the different rights, powers and duties, and such an amendment shall be approved and executed by the Members. Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the new Member's ratification of this Agreement and agreement to be bound by it.

     SECTION 3.2 ACCESS TO INFORMATION. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member's behalf shall be borne by such Member.

     SECTION 3.3 LIABILITY.

     (a) No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

     (b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

     SECTION 3.4 WITHDRAWAL. A Member does not have the right or power to Withdraw.

     SECTION 3.5 MEETINGS. A meeting of the Members may be called at any time at the request of any Member.

     SECTION 3.6 NOTICE. Written notice of all meetings of the Members must be given to all Members one Business Day prior to any meeting of Members. All notices and other communications to be given to Members shall be sufficiently given for all purposes hereunder (i) if in writing and delivered by hand, courier or overnight delivery service, then upon receipt, (ii) if mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, then three days after the date of mailing, or (iii) if sent by e-mail, telegram or facsimile, then when received. All such notices and communications shall be directed to the address, e-mail address or facsimile number of each Member as such Member shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Members are present or if those not present waive notice of the meeting either before or after such meeting.

     SECTION 3.7 ACTION BY CONSENT OF MEMBERS. Except as otherwise required by Applicable Law, all decisions of the Members shall require the affirmative vote of the Members owning a majority of Sharing Ratios present at a meeting at which a quorum is present in accordance with Section 3.09. To the extent permitted by Applicable Law, the Members may act without a meeting so long as the number of Members who would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.

     SECTION 3.8 CONFERENCE TELEPHONE MEETINGS. Any Member may participate in a meeting of the Members or by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     SECTION 3.9 QUORUM. The Members owning a majority of Sharing Ratios, present in person or participating in accordance with Section 3.08, shall constitute a quorum for the transaction of business, but, if at any meeting of the Members there shall be less than a quorum present, a majority of the Members present may adjourn the meeting from time to time without further notice. Any act of the Members owning a majority of Sharing Ratios present at a meeting at which a quorum is present shall be the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

                                   ARTICLE IV
                              ADMISSION OF MEMBERS;
                       DISPOSITION OF MEMBERSHIP INTERESTS

     SECTION 4.1 GENERAL RESTRICTION. A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this
Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and
(b) the uniqueness of the business of the Company and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.

     SECTION 4.2 ADMISSION OF ASSIGNEE AS A MEMBER. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a

"Disposing Member") has granted the Assignee either (i) all, but not less than all, of such Disposing Member's Membership Interests or (ii) the express right to be so admitted and (b) such Disposition is effected in strict compliance with this Article IV.

     SECTION 4.3 REQUIREMENTS APPLICABLE TO ALL DISPOSITIONS AND ADMISSIONS. Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

     (a) PAYMENT OF EXPENSES. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

     (b) NO RELEASE. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.

                                    ARTICLE V
                              CAPITAL CONTRIBUTIONS

     SECTION 5.1 INITIAL CAPITAL CONTRIBUTIONS. At the time of the formation of the Company, Regency Acquisition, as the initial or organizational Member of the Company, made the Capital Contribution as set forth next to the Member's name on Exhibit A.

     SECTION 5.2 LOANS. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company. An advance described in this
Section 5.02 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Members from the date of the advance until the date of payment and is not a Capital Contribution.

     SECTION 5.3 RETURN OF CONTRIBUTIONS. Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. A Capital Contribution remaining unpaid by the Company is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

     SECTION 5.4 CAPITAL ACCOUNTS. An individual Capital Account shall be established and maintained for each Member. A Member that has more than one class or series of Membership Interest shall have a single Capital Account that reflects all such classes or series of Membership Interests, regardless of the classes or series of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

                                   ARTICLE VI
                          DISTRIBUTIONS AND ALLOCATIONS

     SECTION 6.1 DISTRIBUTIONS. Except as otherwise provided in Section 6.02, distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Members representing a Majority Interest (at the time the amounts of such distributions are determined); provided, however, that any loans from Members pursuant to Section 5.02 shall be repaid prior to any distributions to Members pursuant to this Section 6.01.

     SECTION 6.2 DISTRIBUTIONS ON DISSOLUTION AND WINDING UP. Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts, if any, for all distributions made under Section 6.01 and all allocations under
Article VI, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed (i) to all of the Members in amounts equal to the Members' positive Capital Account balances, or (ii) if the obligation to maintain Capital Accounts has been suspended under Section 13.12 of this Agreement, to the sole Member.

     SECTION 6.3 ALLOCATIONS. Subject to the allocation rules of Section 6.03(c), (d) and (e) hereof, Profits and Losses of the Company for any fiscal year shall be allocated as follows:

     (a) Profits for any fiscal year shall be allocated in the following order of priority:

          (i) First, to all Members, in proportion to the deficit balances (if any) in their Capital Accounts, in an amount necessary to eliminate any deficits in the Members' Capital Accounts and restore such Capital Accounts balances to zero;

          (ii) second, to the Members until each Member has been allocated an amount equal to the amount distributed to such Member pursuant to Section 6.01 in the current and in all previous fiscal years in excess of amounts previously allocated to such Members pursuant to this Section 6.03(a)(ii);

          (iii) third, to the Members, to the greatest extent possible, in an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Member's respective Sharing Ratios; and

          (iv) thereafter, to the Members in proportion their respective Sharing Ratios.

     (b) Losses for any fiscal year shall be allocated in the following order of priority:

          (i) First, to the Members, to the greatest extent possible, in an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Member's respective Sharing Ratios;

          (ii) next, to the Members in proportion to their respective Sharing Ratios until the Capital Account balances of such Members have been reduced to zero;

          (iii) next, to any Member that has a positive Capital Account balance until the Capital Account balances of all of the Members have been reduced to zero; and

          (iv) thereafter, to the Members in proportion to their respective Sharing Ratios.

     (c) Notwithstanding the allocation provisions of Section 6.03(a) and (b), if the allocation of Profits or Losses to a Member pursuant to Sections 6.03(a) and (b) in the current fiscal year would cause a Member to have a positive Capital Account balance that is greater than or less than the amount that has been distributed to such Member in the current fiscal year pursuant to Section 6.01, then the allocations of Profits and Losses in the current fiscal year shall be adjusted, to the greatest extent possible, to cause the positive Capital Account balances of each Member to equal the amount of distributions made to such Member in the current fiscal year. In addition, in the event of the dissolution of the Company pursuant to Section 12.01 hereof, if the allocation of Profits or Losses to a Member pursuant to Sections 6.03(a) and (b) would cause a Member to have a Capital Account balance in an amount that is greater than or less than the Member's Target Capital Account Amount, then the allocations of Profits and Losses shall be adjusted, to the greatest extent possible, to cause the positive Capital Account balances of each Member to equal such an amount.

     (d) The following special allocations shall be made in the following order:

          (i) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to restore, to the extent required by the Treasury Regulations, the Member's Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.03(d)(i) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.03(d)(i) was not in this Agreement.

          (ii) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of
(x) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.03(d)(ii) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.03(d)(i) hereof and this
Section 6.03(d)(ii) were not in this Agreement.

          (iii) Section 754 Adjustments. To the extent an adjustment of the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulation
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

     (e) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Officer in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 6.03(e) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     SECTION 6.4 VARYING INTERESTS. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member's Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members' varying Sharing Ratios.

     SECTION 6.5 WITHHELD TAXES. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement. The Board is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

     SECTION 6.6 LIMITATIONS ON DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other Applicable Law.

                                   ARTICLE VII
                                   MANAGEMENT

     SECTION 7.1 MANAGEMENT BY MEMBERS.

     (a) The management of the Company is fully reserved to the Members, and the Company shall not have "managers" as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members. In acting pursuant to this Article VII, the act of Members, if more than one, having a majority of the Sharing Ratios shall be the act of the Members.

     (b) The Members shall have the power and authority to delegate to one or more other persons the Members' rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons. The Members have heretofore delegated, and hereby expressly continue to delegate to the Board of Directors of the Company (the "Board"), to the fullest extent permitted under this Agreement and Delaware law, all of their power and authority to manage and control the business and affairs of the Company.

     (c) Subject to the rights and powers, statutory or otherwise, possessed by members of a limited liability company under the DLLCA, the Board shall have the authority to manage the business and affairs of the Company. The Directors who have been appointed to the Board by or under the direction of the Organizational Member and who serve in those offices at the date of this Agreement are set forth on Exhibit B hereto.

     (d) The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board's decisions and the day-to-day activities of the Company. Officers are not "managers" as that term is used in the Act. Any officers who are so designated shall have such titles as delegated by the Board and shall have such authority and perform such duties as provided herein or that the Board may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.

     SECTION 7.2 MANAGEMENT. BOARD OF DIRECTORS.

     (a) NUMBER. The Board shall consist of not fewer than three (3) nor more than ten (10) natural Persons. Each Director shall be elected as provided in subsection (b) of this Section and shall serve in such capacity until his successor has been duly elected and qualified or until such Director shall sooner die, resign or be removed. A Director may resign at any time upon written notice to the Company. Within the foregoing limits, the Board may from time to time determine the number of Directors then constituting the whole Board, but the Board shall not decrease the number of Persons that constitute the whole Board if such decrease would shorten the term of any Director.

     (b) ELECTION. Directors shall be appointed by written consent of the Members.

     (c) VACANCIES. Subject to applicable law and the rights of the Members, vacancies existing on the Board (including a vacancy created by virtue of an increase in the size of the Board) may be filled by the affirmative vote of a majority of the Directors then serving, even if less than a quorum. Any Director chosen to fill a vacancy shall hold office for the period specified in subsection (a) of this Section.

     (d) REMOVAL. Subject to the rights of the Members, any Director, and the entire Board, may be removed from office, with or without cause, at any time by the written consent of the Member.

     (e) QUALIFICATIONS. Directors need not be Members. The Board may, from time to time and by the adoption of resolutions, establish qualifications for Directors.

     (f) VOTING. Unless otherwise required by the DLLCA, other law or the provisions hereof, each member of the Board shall have one vote; the presence at a meeting of the Board of a majority of the members of the Board shall constitute a quorum at any such meeting for the transaction of business; and the act of a majority of the members of the Board present at a meeting of the Board at which a quorum is present shall be deemed to constitute the act of the Board.

     (g) MEETINGS. Regular meetings of the Board and any committee thereof shall be held at such times and places as shall be designated from time to time by resolution of the Board or such committee. Notice of such regular meetings shall not be required. Special meetings of the Board or of any committee thereof may be called by the Chairman of the Board or on the written request of any two Directors or committee members, as applicable, to the Secretary, in each case on at least twenty-four hours personal, written, facsimile, electronic, telegraphic, cable or wireless notice to each Director or committee member.

     (h) NOTICE. Notice of any meeting of the Board or any committee thereof may be waived by any Director. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a Director at a meeting of the Board or any committee thereof (including a meeting held in accordance with the last sentence of subsection (i) this Section) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     (i) CONSENT. Any action required or permitted to be taken at a meeting of the Board, or any committee thereof, may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by all members of the Board or committee. Members of the Board or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in Person at the meeting.

     (j) CHAIRMAN OF THE BOARD. The Board may elect one of its members as chairman of the board (the "Chairman of the Board"). The Chairman of the Board, if any and if present and acting, shall preside at all meetings of the Board and of Members, unless otherwise directed by the Board. If the Board does not elect a Chairman of the Board or if the Chairman of the Board is absent from the meeting, the Chief Executive Offer, if present and a Director, or otherwise any other Director chosen by the Board, shall preside. In the absence of the Secretary, the chairman of the meeting may appoint any Person to serve as secretary of the meeting.

     (k) COMPENSATION. Unless otherwise restricted by law, the Board shall have the authority to fix the compensation of the Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or paid a stated salary or paid other compensation as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may also be paid their expenses, if any, of and allowed compensation for attending committee meetings.

     SECTION 7.3 RESTRICTIONS ON THE AUTHORITY OF THE BOARD OF DIRECTORS.

     (a) Contravention of Agreement. Except as otherwise provided in this Agreement, the Board may not, without written approval of the specific act by the Members, take any action in contravention of this Agreement, including without limitation the following:

          (i) the commission of any act that would make it impossible to carry on the ordinary business of the Company;

          (ii) the possession of Company property, or the assignment of any rights in specific Company property, for other than a Company purpose;

          (iii) the admission of a Person as a Member; or

          (iv) the amendment of this Agreement in any manner.

     (b) Sale of Assets. The Board may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company, the Partnership or the Operating Partnership, taken as a whole, in a single transaction or a series of related transactions (including any such transaction effected by means of a merger, consolidation or other combination) without the approval of the Members; provided, however, that this provision shall not preclude or limit the ability of the Board to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company, the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Company pursuant to the foreclosure of, or other realization upon, any such encumbrance.

     SECTION 7.4 COMMITTEES.

     (a) General. The Board may, by resolution of a majority of the full Board, designate one or more committees, each committee to consist of one or more of the Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified Director at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board or in this Agreement, shall have and may exercise all powers and authority of the Board in the management of the business and affairs of the Company; but no such committee shall have the power or authority in reference to the following matters:

          (i) approving or adopting any action or matter expressly required by this Agreement or the DLLCA to be submitted to the Members for approval or adoption; or

          (ii) amending or repealing any provision of this Agreement.

     (b) The Board shall appoint the following standing committees of the Board:
Executive Committee, Audit Committee; Compensation Committee; Conflicts Committee and Risk Management Committee. In connection with the appointment of each such committee, the Board shall adopt a charter for the committee which shall be revised from time to time in accordance with its terms.

     (c) Unless otherwise specified by resolution of the Board, any committee designated pursuant to this subsection (j) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, and, subject to subsections (g), (h) and (i) of Section 7.02, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present at a meeting of which a quorum is present shall be necessary for the adoption by the committee of any resolution.

     (d) The audit committee shall be comprised of at least three Directors, all of whom shall be Independent Directors. The charter of the audit committee shall comply with the rules of the national securities exchange or market on which the Partnership's securities have been admitted to trading (the "Exchange Market"), as amended from time to time. "Independent Director" shall mean Directors meeting the independence and experience requirements as set forth most recently by the Exchange Market.

     (e) The conflicts committee shall be comprised of three or more Directors, all of whom shall be Independent Directors (the "Conflicts Committee"). Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the Partnership, and not a breach by the Company of any fiduciary or other duties owed to the Partnership by the Company. Special approval of the Conflicts Committee shall be required for:

          (i) The acquisition of any assets or business (including any equity interest in an entity) by the Partnership or any of its subsidiaries from the Company or any member of the Regency Group if the purchase price of such assets or business will exceed 5% of the gross (undepreciated) book value of property, plant and equipment as reflected on the Partnership's consolidated balance sheet as of the end of the calendar three-month or annual period next preceding the date of any such acquisition;

          (ii) any action to cause the Company, or for the Company to cause the Partnership, to (1) make or consent to a general assignment for the benefit of the Company's or the Partnership's, as applicable, creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the Partnership, as applicable, as debtor or otherwise institute bankruptcy or insolvency proceedings by or against the Company or the Partnership, as applicable, or otherwise seek, with respect to the Company or the Partnership, as applicable, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or the Partnership, as applicable, a liquidation, dissolution, arrangement or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the Partnership, as applicable, in a proceeding of the type described in clauses (1) - (3) of this Section 7.04(e)(ii); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the Partnership, as applicable, or for all or any substantial portion of its properties; or (6) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the Company or the Partnership, as applicable. In acting or otherwise voting on the matters referred to in this
Section 7.04(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Conflicts Committee shall consider only the interest of the Company or the Partnership, as applicable, including its respective creditors; and

          (iii) any amendment to this Section 7.04(e), to the definition of "Independent Director" in Section 7.04(d), and to Section 2.08.

     (f) The compensation committee shall be comprised of those Directors appointed thereto from time to time by the Board; provided, however, that, if no Directors have been so appointed to the compensation committee, then the entire Board shall serve as the compensation committee (the "Compensation Committee"). The Compensation Committee shall be charged with setting compensation for officers of the Company and the Partnership, as well as administering any Incentive Plans put in place by the Company or the Partnership.

     (g) The Board shall have power at any time to fill vacancies in, or to change the membership of, any committee, or to dissolve any such committee other than the Conflicts Committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

     SECTION 7.5 OTHER ACTIVITIES. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of any member of the Board of Directors or any Member to engage in or derive profit or compensation from any other activities or investments.

                                  ARTICLE VIII
                                    OFFICERS

     SECTION 8.1 OFFICERS. The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The officers of the Company shall be a Chairman of the Board, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be. Subject to any express terms of any written agreement between the Company and any such officer of the Company, duly authorized by the Board, the salaries or other compensation of the officers of the Company shall be fixed from time to time by the Board.

     SECTION 8.2 ELECTION AND TERM OF OFFICE. The names and titles of the officers of the Company as of ___, 2006 are set forth on Exhibit C hereto. Thereafter, the officers of the Company shall be elected annually by the Board at the annual meeting of the Board. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 8.06.

     SECTION 8.3 CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the Limited Partners pursuant to Article VII, the Members and the Board. The Chairman of the Board shall perform all duties incidental to such person's office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his or her absence or inability to act.

     SECTION 8.4 THE PRESIDENT. The President shall be the chief executive officer of the Company unless the Board designates another Person as chief executive officer. Subject to the authority of the Board, the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; he shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and may sign all certificates for membership interests of the Company; and he shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Board.

     SECTION 8.5 OTHER OFFICERS.

     (a) Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Board shall perform the duties of the President, and, when so acting, he shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Company shall so act. The Vice Presidents shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Board.

     (b) Powers and Duties of the Chief Operating Officer. A Vice President may be designated as the chief operating officer of the Company and, if so designated by the Board, he shall have responsibility for the operations of the Company and such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Board. He shall perform all acts incident to the position of chief operating officer, subject to the control of the chief executive officer and the Members.

     (c) (Powers and Duties of the Chief Financial Officer. A Vice President may be designated as the chief financial officer of the Company and, if so designated by the Board, the chief financial officer shall have responsibility for the general executive charge, management and control of the financial affairs and business of the Company and, jointly with the Treasurer, shall have custody and control of all the funds and securities of the Company; and he shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Board. He shall perform all acts incident to the position of chief financial officer, subject to the control of the chief executive officer and the Board; and he shall, if required by the Board, give such bond for the faithful discharge of his duties in such form as the Board may require.

     (d) Powers and Duties of the Chief Legal Officer. A Vice President may be designated as the chief legal officer of the Company and, if so designated by the Board, the chief legal officer shall have responsibility for the legal affairs of the Company, including the legal aspects of statutes, laws and governmental regulations applicable to the Company and its operations, the Company's contractual relationships and its litigation and claims, and he shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Board.

     (e) Treasurer. The Treasurer, jointly with the chief financial officer (if one shall be appointed), shall have responsibility for the custody and control of all the funds and securities of the Company, and he shall have such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Board. He shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Board; and he shall, if required by the Board, give such bond for the faithful discharge of his duties in such form as the Board may require.

     (f) Assistant Treasurers. Each Assistant Treasurer, if any, shall have the usual powers and duties pertaining to his office, together with such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the chief executive officer or the Board. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer's absence or inability or refusal to act.

     (g) Secretary. The Secretary shall keep the minutes of all actions or consents by the Board and the Members in books provided for that purpose; he shall attend to the giving and serving of all notices; he may in the name of the Company affix the seal of the Company (if any) to all contracts of the Company and attest the affixation of the seal of the Company thereto; he may sign with the other appointed officers all certificates for membership interests of the Company; he shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection of any Director upon application at the office of the Company during business hours; he shall have such other powers and duties as designated in this Agreement and as from time to time may be designated in this Agreement or assigned to him by the Board; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Board.

     (h) Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his office, together with such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the chief executive officer or the Board. The Assistant Secretaries shall exercise the powers of the Secretary during that officer's absence or inability or refusal to act.

     (i) Action with Respect to Securities and membership interests of Other Entities. Unless otherwise directed by the Board, the President and each Vice President shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of or with respect to any action, taken by written consent or otherwise, of holders of voting securities or interests of any other corporation or legal entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which this Company may possess by reason of its ownership of voting securities or interests in such other corporation or legal entity.

     SECTION 8.6 REMOVAL. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

     SECTION 8.7 VACANCIES. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

                                   ARTICLE IX
                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

     SECTION 9.1 INDEMNIFICATION.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or lend any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.

     (c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement (as such term is defined in the Partnership Agreement)), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Company may purchase and maintain (and the premiums and other costs thereof shall be subject to reimbursement by the General Partner under its partnership agreement, the Partnership under the Partnership Agreement or its Affiliates) insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities or such Person's activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 9.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute "fines" within the meaning of Section 9.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (g) The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (h) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     SECTION 9.2 LIABILITY OF INDEMNITEES.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

     (b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

     (c) Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                                    ARTICLE X
                                      TAXES

     SECTION 10.1 TAX RETURNS. The Tax Matters Officer (as defined below) of the Company shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

     SECTION 10.2 TAX ELECTIONS.

     (a) The Company shall make the following elections on the appropriate tax returns:

          (i) to adopt as the Company's fiscal year the calendar year;

          (ii) to adopt the accrual method of accounting;

          (iii) if a distribution of the Company's property as described in
Section 734 of the Code occurs or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's properties;

          (iv) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

          (v) any other election the Members may deem appropriate.

     (b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.07) shall be construed to sanction or approve such an election.

     SECTION 10.3 TAX MATTERS OFFICER.

     (a) The Board shall select the President or the Chief Financial Officer (or, if there are no officers serving under such titles, such other officer in a comparable position), of the Company to act as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax Matters Officer"). The Tax Matters Officer shall take such action as may be necessary to cause to the extent possible each Member to become a "notice partner" within the meaning of Section 6223 of the Code. The Tax Matters Officer shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Officer by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

     (b) The Tax Matters Officer shall take no action without the authorization of the Board, other than such action as may be required by Applicable Law. Any cost or expense incurred by the Tax Matters Officer in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

     (c) The Tax Matters Officer shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Members. The Tax Matters Officer shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

     (d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Members consent to the requested adjustment, the Tax Matters Officer shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to file timely the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In any case in which the Tax Matters Officer is intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Members to participate in the choosing of the forum in which such petition will be filed.

     (e) If any Member intends to file a notice of inconsistent treatment under
Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

                                   ARTICLE XI
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     SECTION 11.1 MAINTENANCE OF BOOKS.

     (a) The Members shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Members. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board pursuant to Article VII and of any meetings or proceedings of the Limited Partners, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

     (b) (The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

     SECTION 11.2 REPORTS. With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each
Member:

     (a) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member's Capital Account as of the end of such year, together with a report thereon of the Certified Public Accountants; and

     (b) Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

     SECTION 11.3 BANK ACCOUNTS. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

                                   ARTICLE XII
               DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

     SECTION 12.1 DISSOLUTION.

     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

          (i) the unanimous consent of the Members; or

          (ii) entry of a decree of judicial dissolution of the Company under
Section 18-802 of the Act; or

          (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

     (b) No other event shall cause a dissolution of the Company.

     (c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and
(ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

     (d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

     SECTION 12.2 WINDING-UP AND TERMINATION.

     (a) On the occurrence of a Dissolution Event, the Members shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

          (i) As promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of Certified Public Accountants of the Company's assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

          (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

          (iii) all remaining assets of the Company shall be distributed to the Members as follows:

               A. the liquidator may sell any or all Company property, including sales to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;

               B. with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

               C. Company property (including cash) shall be distributed among the Members in accordance with Section 6.02; and, to the extent practicable, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation);

provided, however, that, notwithstanding the foregoing provisions of clauses
(A), (B) and (C) immediately above, if the obligation to maintain Capital Accounts has been suspended under Section 13.12 of this Agreement, no allocations shall be made and all Company property shall be distributed to the sole Member.

     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     SECTION 12.3 DEFICIT CAPITAL ACCOUNTS. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

     SECTION 12.4 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     SECTION 13.1 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

     SECTION 13.2 NOTICES. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

     To the Company:

          Regency GP LLC
          1700 Pacific, Suite 2900
          Dallas, Texas 75201
          Attn: William E. Joor III, Executive Vice President,
                Chief Legal and Administrative Officer and Secretary
          Telephone: (214) 750-1771
          Fax:       (214) 750-1749

     To Regency Acquisition:

          Regency GP LLC
          1700 Pacific, Suite 2900
          Dallas, Texas 75201
          Attn: William E. Joor III, Executive Vice President
          Telephone: (214) 750-1771

          Fax:       (214) 750-1749

     SECTION 13.3 ENTIRE AGREEMENT; SUPERSEDING EFFECT. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.

     SECTION 13.4 EFFECT OF WAIVER OR CONSENT. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

     SECTION 13.5 AMENDMENT OR RESTATEMENT. Subject to the provision of Section 7.04(e), this Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Members; provided, however, that, subject to the provision of Section 7.04(e), any amendment to the provisions of Article VII shall be approved by the Board; provided, further, that, Section 7.01 may be amended or restated only by approval of the Board and the Members.

     SECTION 13.6 BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

     SECTION 13.7 GOVERNING LAW; SEVERABILITY.

     THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

     SECTION 13.8 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

     SECTION 13.9 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

     SECTION 13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

     SECTION 13.11 JURISDICTION. Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the State of Delaware. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

     SECTION 13.12 SUSPENSION OF CERTAIN PROVISIONS IF ONLY ONE MEMBER.

     (a) The following definitions in Article I of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:

          (i) "Adjusted Capital Account Deficit,"

          (ii) "Capital Account,"

          (iii) "Depreciation,"

          (iv) "Gross Asset Value,"

          (v) "Profits" and "Losses,"

          (vi) "Target Capital Account Amount," and

          (vii) "Treasury Regulations."

     (b) The following provision of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the
Company:

          (i) Section 5.04 (Capital Accounts);

          (ii) Section 6.03 (Allocations);

          (iii) Section 6.04 (Varying Interests);

          (iv) Section 6.05 (Tax Distributions);

          (v) Section 6.06 (Withheld Taxes);

          (vi) Section 10.01 (Tax Returns);

          (vii) Section 10.02 (Tax Elections); and

          (viii) Section 12.03 (Deficit Capital Accounts).

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

                                        MEMBER:

                                        REGENCY ACQUISITION LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

         MEMBER           SHARING RATIO   EFFECTIVE CAPITAL CONTRIBUTION
         ------           -------------   ------------------------------
Regency Acquisition LLC        100%                  $1,000.00


                               EXHIBIT A - PAGE 1

                                    EXHIBIT B

                                    DIRECTORS

James W. Hunt         Chairman of the Board
Joe Colonnetta, Jr.   Director
Jason H. Downie       Director
A. Dean Fuller        Director
Jack D. Furst         Director
J. Edward Herring     Director
Robert D. Kincaid     Director
Gary W. Luce          Director
Rober W. Shower       Director
J. Otis Winters       Director


                               EXHIBIT B - PAGE 1

                                    EXHIBIT C

                                    OFFICERS

James W. Hunt         Chairman of the Board, President, Chief
                      Executive Officer
Michael L. Williams   Executive Vice President and Chief Operating
                      Officer
Stephen L. Arata      Executive Vice President and Chief Financial
                      Officer
William E. Joor III   Executive Vice President, Chief Legal and
                      Administrative Officer and Secretary
Durell J. Johnson     Vice President, Operation and Engineering
Lawrence B. Connors   Vice President, Finance and Chief Accounting
                      Officer
Alvin Suggs           Vice President and General Counsel


                               EXHIBIT C - PAGE 1